Exhibit 10.28

Brooksville Development Partners, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”), dated as of April 11, 2023, is entered into by Brooksville Development DE, LLC (the “Class A Member”), a Delaware limited liability company and Cuentas Inc, a Florida corporation, as well as Brooksville FL Partners, LLC, a Florida limited liability company (the “Class B Members,” together with the Class A Member, collectively the “Members”).

ARTICLE I - NAME AND PLACE OF BUSINESS

The name of the company is Brooksville Development Partners, LLC (“Company”), a Florida limited liability company. Its principal place of business is at 19046 Bruce B Downs Blvd., #403, Tampa, FL 33647 or such other place or places as the Manager may hereafter determine, but that may not be outside the United States of America.

ARTICLE II - DEFINITIONS AND RULES OF CONSTRUCTION

2.1 Definitions. The following capitalized terms have the following meanings:

Act means the Florida Limited Liability Company Act, as amended from time to time.

Actual Capital shall mean, with respect to a Member, the sum of Capital Contributions made by such Member, including Initial Capital Contribution and Additional Capital Contribution.

Additional Capital Contribution shall have the meaning assigned to such term in Section 4.2.

Affiliate shall mean any Person that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, Company’s parent.

Agreement shall have the meaning assigned to such term in the preamble.

Bankruptcy shall mean, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

Business shall have the meaning assigned to such term in Section 3.1.

Capital Contribution shall mean, with respect to a Member, the aggregate of such Member’s capital contributions made to the Company pursuant to Article IV.

Certificate means the Certificate of Formation filed with the Florida Secretary of State.

Cause means (i) acts or omissions by the Manager that constitute willful disregard of, or bad faith or gross negligence with respect to, performance of the Manager’s duties under this Agreement or applicable law, or (ii) that the Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to the Manager.

Class A Member shall have the meaning assigned to such term in the preamble.

Class B Members shall have the meaning assigned to such term in the preamble.

Company shall have the meaning assigned to such term in Article I.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or limited liability company interests, by contract or otherwise, and Controlling and Controlled shall have meanings correlative thereto.

Default Member Loan shall have the meaning assigned to such term in Section 4.2.

Default Loan Interest Return shall have the meaning assigned to such term in Section 4.2.

Defaulting Member shall have the meaning assigned to such term in Section 4.2.

Development shall have the meaning assigned to such term in Section 4.2.

Initial Capital Contribution shall have the meaning assigned to such term in Section 4.1.

Interest means the ownership interest of a Member in the Company. The Interest of each Member shall be expressed as a percentage interest as set forth on Schedule A (the “Percentage Interest”).

Manager means, initially, the Class A Member, or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

Members shall have the meaning assigned to such term in the preamble.

Person shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

Property shall have the meaning assigned to such term in Section 3.1.

Project Brand shall mean Arden powered by CuentasCasa and the Project Brand by the Company to market and advertise the Project.

Shortfall Contribution shall have the meaning assigned to such term in Section 4.2.

Vacant Land Contract shall mean that certain Purchase and Sale Agreement dated 11/10/2021 and between Arden of Brooksville LLC, a Florida limited liability company and/or its successors, assigns or nominees, as Buyer, and DBI Realty LLC, a New York limited liability company and Brooksville Partners Florida LLC, a Florida limited liability company , as Seller, and addendums for the sale and purchase of the real property having the legal description as set forth on Schedule B (the “Vacant Land”). Arden of Brooksville FL LLC will assign all of its right, title and interest in and to the Vacant Land Contract to the Company pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement between Arden of Brooksville LLC and the Company dated April 11, 2023.

2.2 Rules of Construction. Unless the context otherwise clearly requires:

(a) Words denoting the singular only shall include the plural and vice versa.

(b) Words denoting one gender shall include all genders;

(c) References to sections and schedules or appendices are to sections of and schedules or appendices to this Agreement and a reference to a subsection is, unless otherwise indicated, a reference to a subsection of the section in which the reference appears;

(d) Headings to sections are for convenience only and are to be ignored in construing this Agreement;

(e) References to a “person” are to be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority, or any joint venture, trust, corporation, limited liability company, association or partnership (whether or not having separate legal personality) and vice versa, and shall include references to its successors, permitted transferees and assigns;

(f) References to a “company” or a “corporation” are to be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established or any limited liability company or business or statutory business trust;

(g) References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;

(h) Except to the extent that the context otherwise requires, any reference in this Agreement to any agreement, deed or instrument is a reference to such agreement, deed or instrument as amended, supplemented, restated or otherwise modified from time to time and includes a reference to any document which amends, supplements, restates, modifies or is entered into, made or given pursuant to or in accordance with any of the terms of such agreement, deed or instrument;

(i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(j) The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

ARTICLE III - BUSINESS, PURPOSE AND TERM OF THE COMPANY

3.1 Purpose.  The purpose of the Company shall be to (a) acquire approval for Multifamily property site located at See Schedule B for the development and sale of a residential apartment community consisting of approximately 364 units that are fully entitled and permitted for construction (the “Property”); and (b) such other activities as are related to or incidental to the foregoing (collectively the “Business”). The Company, acting by and through the Manager, shall have all powers necessary or advisable in connection with the foregoing, including, but not limited to, the power to (i) enter into agreements and execute documents and instruments, including leases, mortgages, evidences of indebtedness, construction, development, management, and other contracts; (ii) borrow money, and open and maintain bank accounts authorizing withdrawals on the signature of such one or more persons as the Manager may designate; (iii) sell or assign any or all assets of the Company; and (iv) execute such other documents and take such other actions as may be necessary or desirable from time to time to carry out any purpose authorized pursuant to this Section.

3.2 Term. The term of the Company commenced on March 22, 2023 and shall continue until dissolved and terminated pursuant to Article IX.

3.3 Filings under the Act.

(a) The Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of Florida in accordance with the provisions of the Florida limited liability act.

(b) The Manager shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the Manager or by any person designated by the Manager.

3.4 Other Qualifications. The Company shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit the Company, subject to Section 3.1, to do business in any such jurisdiction determined by the Company and to promote the limitation of liability of the Members in any such jurisdiction.

3.5 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity, and the Members nor Manager shall not have any ownership interest in such property. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of the Members.

3.6 Conduct of Business. The Company’s business shall be conducted as follows:

(a) The Company will maintain records and books and accounts separate from those of the Members and its Affiliates.

(b) The Company shall maintain bank accounts separate from those of the Members or any of its Affiliates.

(c) The Company shall always be described as a separate limited liability company, and never as the alter ego of any Member or any of its Affiliates.

(d) The Company shall act solely in its own name and through its own authorized officers and agents. The Company shall not be appointed agent of any Member or any of its Affiliates.

(e) Except as otherwise provided in any written agreement entered into by or for the benefit of the Company, the Company shall be solely responsible for the payment of all expenses, indebtedness and other obligations incurred by it; and

(f) The Company shall at all times hold itself out to the public under its own name as a legal entity separate and distinct from any Member and any of its Affiliates.

ARTICLE IV - CAPITAL CONTRIBUTION

4.1 Initial Capital Contribution. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution (each, an “Initial Capital Contribution”) as set forth on Schedule A. The amount of $2,000,000.00 (Two Million Dollars) of the Class B Member’s (Cuentas, Inc.) Initial Capital Contribution shall be paid into title insurance escrow account upon execution of this Agreement and held in trust by the title agent “Title Agent” and shall be released from escrow by the Title Agent to fund the balance of the purchase price at the closing of the purchase fee simple title in the Vacant Land by the Company from Seller , free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan to fund the remaining purchase price. If the closing of the Vacant Land purchase does not occur within sixty (60) days of the execution of this Agreement, Title Agent shall immediately return the entire Two Million Dollars to Class B Member, Cuentas, Inc...

4.2 Additional Capital Contribution.

In addition to the Initial Capital Contributions of the Members, within one-hundred and twenty (120) days after the closing on the purchase of the Vacant Land, Manager shall submit to the Members the construction budget for the Development of the Project “Development”), and and the related documents, including without limitation, the design documents, all necessary permits and approvals by the relevant governmental entities necessary for the Development, general contractor construction contract, the term sheet of the proposed construction loan, setting forth the timing and comprehensive budget for the commencement and completion of the Development of the Project, and the detailed as completed estimated fair market value of the Project assuming either holding the Project for rental value or sale of the Project. The Members shall either agree in writing to fund the additional Capital Contributions to the Company (the “Additional Capital Contribution”) or elect to not go forward with the Development of the Project and sell the Vacant Land and distribute the proceeds under Article 5 of this Agreement.

If the Members elect to proceed with the Development of the Project, the Additional Capital Contribution shall be funded between Class B Members according to their agreed contributions which when funded shall be added to the respective contributing Members Capital Account Balance by the Members.

(a) If any Member (hereinafter a “Defaulting Member”) shall fail to contribute all or any portion of its Additional Capital Contribution called for pursuant to Section 4.2(a) within thirty (30) days of the call therefor or date otherwise due, then the non-Defaulting Member shall be entitled, but not required, at its option:

(i) To loan to the Company the amount of the Additional Capital Contribution which the Defaulting Member failed to contribute; or

(ii) To make a Capital Contribution to the Company in the amount of the Additional Capital Contribution which the Defaulting Member failed to contribute, (collectively, a “Shortfall Contribution”).

(b) If the non-Defaulting Member elects to make a loan pursuant to Section 4.2(b)(i) above, the sum of the funding made by the non-Defaulting Member on behalf of the Defaulting Member is hereinafter referred to as a “Default Member Loan,” and such Default Member Loan to the Company shall bear interest at a rate equal to eighteen percent (18%) per annum (the “Default Loan Interest Return”). Interest shall accrue on Default Member Loan from the date the funds are actually received by the Company from the non-Defaulting Member until the date that the Default Member Loan isrepaid in full. If there is more than one Default Member Loan then the Default Member Loan made most recently in time shall have priority over older Default Member Loans.

(c) If the non-Defaulting Member elects to make a Shortfall Contribution, then upon receipt by the Company of the Shortfall Contribution, the Percentage Interest of the non-Defaulting Member shall automatically, and without further act on the part of any party, be increased (and the Percentage Interest of the Defaulting Member shall automatically, and without further act on the part of any party, be correspondingly decreased), to equal the percentage equal to a fraction, the numerator of which is the sum of: (i) the amount of such Shortfall Contribution and the respective Capital Account Balance shall be adjusted accordingly to reflect the Shortfall Contribution and the denominator of which is the sum of the Total Capital Contributions of the Members, including the Shortfall Contribution.

(d)

ARTICLE V - DISTRIBUTIONS

5.1 Distribution of Cash. Except as otherwise provided in Section 5.2, cash of the Company which is not required, in the judgment of the Manager, to meet obligations of the Company nor reasonably necessary for future operations shall be distributed to the Members in the following order of priority in such amounts and at such times as determined by the Manager:

(a) First, to pay the Members who have made Default Member Loans until such Members have received aggregate distributions under this Section 5.1(a) in amounts: (i) first, equal to all accrued but unpaid interest with respect to such Default Member Loans in the priority provided in Section 4.2(c); and then (ii) second, equal to the unpaid principal r of such Default Member Loans (and with respect to Default Member Loans made at different times, in the priority provided in Section 4.2(c));

(b) Second, pro rata and pari passu, to the Members, according to their respective Capital Account Balance until such time as their respective Capital Account Balance has been reduced to zero;

(c) Thereafter, pro rata and pari passu to the Members in proportion to their respective Percentage Interests.

5.2 Distributions upon Sale of Property. Upon the completion of the Development, all the parcels of the Property, will be offered for sale. Upon the closing of such sale, the net proceeds shall be used in the following order of priority:

(a) First, to pay the Members who have made Default Member Loans until such Members have received aggregate distributions under Sections 5.1(a) and 5.2(a) in amounts: (i) first, equal to all accrued but unpaid interest with respect to such Default Member Loans in the priority provided in Section 4.2(c); and then (ii) second, equal to the outstanding principal amount of such Default Member Loans (and with respect to Default Member Loans made at different times, in the priority provided in Section 4.2(c));

(b) Second, to repay any loan financing the acquisition and/or Development of the Property [this should be (a) otherwise lender will require amendment of this Agreement and this should be item (a) under 5.1 as well];

(c) Third, pro rata and pari passu, to distributed to the Members, in accordance with their outstanding Capital Account Balance until such time as their respective Capital Account Balance have been reduced to zero;

(d) Thereafter, pro rata and pari passu to the Members in proportion to their respective Percentage Interests.

5.3 Limitations on Distributions.

(a) Notwithstanding anything herein to the contrary:

(i) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act; and

(ii) no distribution shall be made that would result in a violation or breach of the Company’s obligations under any agreement to which it is a party restricting distributions by the Company.

(b) In the event that a distribution is not made as a result of the application of paragraph (a) of this Section 5.3, all amounts so retained by the Company shall continue to be subject to the claims of all creditors of the Company.

ARTICLE VI - POWERS, RIGHTS, DUTIES AND RESPONSIBILITIES

OF THE MANAGER

6.1 Authority. Subject to the limitations provided in this Agreement, including but not limited to Section 6.2, the Manager shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Manager on behalf of the Company shall constitute the act of and serve to bind the Company. In dealing with the Manager acting on behalf of the Company, no Person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

6.2 Actions Requiring Approval of Members. Without the written approval of the Members holding at least seventy-five percent (75%) of the Percentage Membership Interest, the Company shall not, and shall not enter into any agreement or commitment to:

(a) Acquire any real or personal property or interest therein on behalf of the Company other than the Vacant Land and the Property and the personal property in the ordinary course of business as necessary for the Development of the Project

(b) Borrow money, issue evidences of indebtedness, or grant any mortgages or other encumbrances on or security interests in the assets of the Company, including without limitation, any financing or refinancing of the Property or any portion thereof, or modify, extend, renew, change, or prepay in whole or in part any borrowing, financing, or refinancing, or make any commitments to borrow funds or give any consideration to obtain a commitment for the loan of funds;

(c) Enter into or amend, modify, or terminate any agreement pertaining to the sale, conveyance, exchange, or other transfer of any assets of the Company, or sell, convey, exchange, or otherwise transfer any assets of the Company, including, without limitation, all or any portion of the Property or any interest therein, other than nonmaterial transfers of personal, tangible, or intangible property in the ordinary course of business;

(d) Engage the Accountant or any other accountant or legal counsel for the Company or change or terminate any accountant or legal counsel;

(e) Effect a merger, conversion, consolidation, or other reorganization of the Company or modify or amend the Certificate or this Agreement, or other governance documents;

(f) Establish a subsidiary or enter into any joint venture or similar business arrangement;

(g) Guaranty the payment of any money or debt of another Person, or performance of any other obligation of another Person;

(h) Agree to any material change to accounting and related matters material to the Company or any material changes to accounting practices or policies;

(i) Make any material change to the nature of the Business conducted by the Company or enter into any business other than the Business;

(j) Permit the transfer of any Member’s Interest in the Company, issue additional Interests or admit additional members to the Company;

(k) Make any loan, advance, capital contribution or any other investments in any Person in excess of $10,000.00;

(l) Settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $10,000.00 or agree to the provision of any equitable relief by the Company; or

(m) Initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities.

6.3 Removal of Manager. The Class B Member may remove the Class A Member as the Manager of the Company only for Cause, by delivering written notice to the Class A Member. Upon the Class A Member’s removal, the Class B Member shall either assume the role of the Manager or appoint another Person (who may be an Affiliate of the Class B Member) to manage the operations of the Company, which may be removed by the Class A Member only for Cause, by delivering written notice to the Class B Member. The removal of a Member as the Manager shall not affect its rights as a Member and shall not constitute a withdrawal of such Member.

6.4 Resignation of Manager. The Class A Member may voluntarily resign as the Manager. Upon such resignation, the Class B Member shall either assume the role of the Manager or appoint another Person (who may be an Affiliate of the Class B Member) to manage the operations of the Company. The resignation of the Manager shall not affect its rights as a Member and shall not constitute a withdrawal of a Member.

6.5 Election of Officers; Delegation of Authority. The Manager may designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officer(s) by the Manager. Any such officer shall act pursuant to such delegated authority until such officer is removed by the Manager. Any action taken by an officer designated by the Manager shall constitute the act of and serve to bind the Company. In dealing with the officers acting on behalf of the Company, no Person shall be required to inquire into the authority of the officers to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

6.6 Performance of Duties and Compliance with Requirements. The Manager shall ensure the Company’s performance of and compliance with the provisions set forth in Article III.

6.7 Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business.

ARTICLE VII - ACCOUNTING AND FISCAL MATTERS

7.1 Maintenance of and Access to Records. The Manager shall keep, or shall cause to be kept, full, accurate, complete and proper books and records of all of the operations of the Company.

7.2 Fiscal Year. The Company’s fiscal year for financial and income tax purposes shall begin on January 1 and end on December 31; provided that the first fiscal year of the Company shall begin on the date of this Agreement and the last fiscal year of the Company shall end on the date on which the Company is terminated.

ARTICLE VIII - TAX MATTERS

8.1 Tax Characterization of the Company. For United States federal and (to the extent permitted by law) state and local income tax purposes, the Company shall be disregarded as an entity separate from the Members.

8.2 Withholding. The Company shall comply with tax withholding requirements under United States federal, state and local law and shall remit amounts withheld to and file required forms with the applicable authorities. The Company shall treat any amount withheld or paid over to a tax authority with respect to distributions or allocations to the Members as having been distributed or allocated to the Member.

8.3 Tax Reporting. The Manager shall cause to be prepared and timely shall file all tax returns and reports required to be filed by the Company.

ARTICLE IX - DISSOLUTION

9.1 Dissolution of the Company.

(a) The Company shall be dissolved, wound up and terminated as provided herein upon the occurrence of any of the following events:

(i) The determination of the Members to dissolve the Company;

(ii) The bankruptcy of a Member, unless within thirty (30) days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the business of the Company;

(iii) At the election of a non-defaulting Member, in its sole discretion, if the other Member breaches any material covenant, duty or obligation under this Agreement (including a Member’s obligation to make Additional Capital Contributions pursuant to Section 4.2), which breach remains uncured for thirty (30) days after written notice of such breach was received by the defaulting Member;

(iv) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(iv) The entry of a decree of judicial dissolution under § 18-802 of the Act.

(b) In the event of the dissolution of the Company for any reason, the Manager or its successors or assigns (the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that it would have with respect to the assets and liabilities of the Company during the term of the Company.

(d) Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a member in this the Company and shall not have any of the economic interests in the Company of a member.

9.2 Distribution in Liquidation. In the event of the dissolution of the Company for any reason, the Company’s assets, subject to prior application in accordance with the terms of any security agreement to which the Company is a party, shall be applied in the following order of priority:

(a) first, to pay any outstanding costs and expenses of the winding up, liquidation and termination of the Company;

(b) second, to any creditors of the Company (including Members who are creditors, to the extent otherwise permitted by law), in the order of priority provided by law, including fees and reimbursements payable to the Manager or its Affiliates;

(c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided that at the expiration of such period of time as the Manager may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(d) fourth, to the Members in the same manner as distributions under Section 5.1.

9.3 Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 9.2. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE X - INDEMNIFICATION

10.1 Indemnification and Advancement of Expenses.

(a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was the Manager, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was lawful.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was the Manager, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that the Manager, officer, employee, representative or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.1(a) and Section 10.1(b), or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

(d) Any indemnification under Section 10.1(a) and Section 10.1(b) (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, officer, employee, representative or agent is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in Section 10.1(a) and Section 10.1(b). Such determination shall be made by the Manager.

(e) The Company shall indemnify and hold the Members (and, where applicable, their respective officers, partners, members, directors and shareholders) harmless from and against all expenses, liability and loss (including, without limitation, attorney’s fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred as a result of or on connection with (i) any threatened, pending or completed action, suit or proceeding that asserts that such Member is liable for any debt, obligation or liability of the Company or is directly or indirectly required to make payments in respect thereof or in connection therewith, and (ii) any act or omission by such Member for or on behalf of the Company. Such right shall include the right to be paid expenses, including, without limitation, attorney’s fees and disbursements, incurred in defending or participating in any such threatened, pending or completed action, suit or proceeding in advance of its final disposition.

(f) Expenses (including attorneys’ fees) incurred by a Manager in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager, respectively, to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 10.1. Such expenses (including attorneys’ fees) incurred by other officers, employees, representatives and agents shall be paid upon such terms and conditions, if any, as the Manager deems appropriate.

(g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) For purposes of this Section 10.1, any reference to the “Company” shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any person who is or was a director, officer, manager, member, employee, representative or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10.1 with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.1 shall continue as to a person who has ceased to be a Manager, Member, officer, employee, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such person, provided that the claim for indemnification or the advancement of expenses relates to such person’s actions taken in connection with his or her duties as a Manager, Member, officer, employee, representative or agent of the Company.

(j) Notwithstanding anything in this Article X to the contrary, the Company will not have the obligation of indemnifying any person with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense.

10.2 Limit on Liability of Members. The indemnification set forth in this Article X shall in no event cause a Member (in its capacity as the Member) to incur any personal liability beyond its Capital Contributions, nor shall it result in any liability of a Member to a third person.

ARTICLE XI – GENERAL PROVISIONS

11.1 Nature of Interest of Members. None of the membership interests in the Company shall be a security governed by Article 8 of the Uniform Commercial Code.

11.2 Applicable Law. Notwithstanding the place where this Agreement may be executed, this Agreement, the rights and obligations of the Members, and any claims and disputes relating thereto, shall be subject to and governed by the Act and the other laws of the State of Florida.

11.3 Successors in Interest. Each and all of the covenants, agreements, terms, and provisions of this Agreement shall be binding upon and inure to the benefit of each Member and its heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.4 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person or entity or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Members as to the subject matter hereof.

11.5 The Members agree to waive trial by jury and elect to have any disputes decided by Arbitration.

IN WITNESS WHEREOF, the Members have executed and delivered this Operating Agreement the day and year first above written.

CLASS A MEMBER

Brooksville Development DE, LLC, a Delaware limited liability company

By: SAF Trust u/a/d July 5, 2022

By:	/s/ Boris Tabak
	Name:	Boris Tabak
	Title:	Co-Trustee

CLASS B MEMBERS

Cuentas, Inc., a Florida corporation

By:	/s/ Arik Maimon
	Name:	Arik Maimon
	Title:	President

Brooksville FL Partners, LLC, a Florida limited liability company

BY: SAF Trust u/a/d July 5, 2022

By:	/s/ Boris Tabak
Name:	Boris Tabak
Title:	Co-Trustee

SCHEDULE A

INTERESTS OF THE MEMBERS IN

Brooksville Development Partners, LLC

Class A Member – Brooksville Development DE, LLC

Capital Contribution: Unique Services – No dollars_______________

Percentage Membership Interest: 29%

Class B Members

Cuentas, Inc., a Florida corporation

Initial Capital Contribution: Two Million Dollars ($2,000,000.00), subject to Section 4.1 of this Agreement

Percentage Membership Interest: 63.9% Equity Contribution: 90%

Brooksville FL Partners, LLC, a Florida limited liability company

Percentage Membership Interest: 7.1% Equity Contribution: 10%

NOTE: Brooksville FL Partners, LLC have invested $1,559,984.26 as of 4/6/23.

Legal Description

Exhibit B

A parcel of land lying in and being a part of section 28, township 22 south, range 19 east, Hernando county, Florida, and being more particularly described as follows: commence at the NW corner of the sw 1/4 of said section 28; thence run south 00°24’13” east along the west boundary of said sw 1/4 a distance of 61.82 feet to the nw corner of lands described in or book 1922, page 1778, public records of Hernando county, Florida; thence run south 72°31’51” east along the northerly boundary of said lands a distance of 459.37 feet to the point of beginning; thence run north 17°36’50” east along the easterly boundary, and the extension thereof, of land described in or book 1059, page 1669 of said public records, a distance of 765.00 feet to the southerly right of way line of state road 50 (Cortez boulevard); thence run along said right of way the following three (3) courses and distances: (1) south 72°31’51” east 675.21 feet; (2) north 00°25’38” west, 24.17 feet; (3) south 72°31’51” east, 473.70 feet to the westerly boundary of land described in or book 961, page 601 and or book 1038, page 1280, of said public records; thence run along said boundary the following seven (7) courses and distances: (1) south 17°28’09” west, 388.00 feet; (2) south 72°31’51” east, 25.00 feet; (3) south 17°28’09” west, 17.50 feet to the point of curvature of a curve concave northwesterly, having a radius of 125.00 feet, a delta of 86°49’54”, a chord bearing of south 60°53’06” west, and a chord of 171.82 feet; thence run along the arc of said curve (4) 189.44 feet; (5) south 14°18’03” west, 36.00 feet; (6) south 72°31’51” east, 362.65 feet; (7) south 02°07’13” east, 231.92 feet to the south boundary of the east 1/2 of the nw 1/4 of the ne 1/4 of the sw 1/4 of said section 28; thence run south 89°19’20” west along said south boundary a distance of 10.44 feet to the northerly boundary of land described in said or book 1922, page 1778; thence run north 72°31’51” west along said northerly boundary a distance of 1482.80 feet to the point of beginning.

Said parcel 32 contains 950,527.51± sf or 21.82± acres more or less.

Addendum

to the Operating agreement dated March 30, 2023.

1.	In the event of the Members elect to sell the Vacant Land and not move forward with the Development of the Project in accordance with Section 4.1 of this Agreement, the distribution of the net sale proceeds shall be applied in the following order of priority:

(a)	First, to any creditors of the Company (including Members who are creditors, to the extent otherwise permitted by law), in the order of priority provided by law, including fees and reimbursements payable to the Manager or its Affiliates.

(b)	Second, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided that at the expiration of such period of time as the Manager may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(c)	Third, to the Members in accordance with their respective Capital Account Balances.

(d)	Fourth, to Class A and Class B members on a 50/50 pro rata basis.

2.	In the event of Class B member or its affiliates inability to contribute necessary funds to satisfy the equity requirement to obtain lender’s financing, the membership interest would be applied in the following manner:

Class A - 35%

Class B - 65%

CLASS A MEMBER

Brooksville Development DE, LLC, a Delaware limited liability company

BY: SAF TRUST u/a/d July 5, 2022

By:	/s/ Boris Tabak
	Name:	Boris Tabak
	Title:	Co-Trustee

CLASS B MEMBERS

Cuentas, Inc., a Florida corporation

By:	/s/ Arik Maimon
	Name:	Arik Maimon
	Title:	President

Brooksville FL Partners, LLC, a Florida limited liability company

By: SAF Trust u/ad July 5, 2022

By:	/s/ Boris Tabak
	Name:	Boris Tabak
	Title:	Co-Trustee